Carmen J. Carbona

October 23, 2023

Board of Directors
Cannonau Corp.

To the Board of Directors:

I hereby resign all positions, including Director, President, Treasurer and Secretary of Cannonau Corp. (the "Company").

This resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Sincerely,

Carmen J. Carbona